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                                                                      Exhibit 21

                       AUTOTOTE CORPORATION SUBSIDIARIES

Autotote Management Corporation (Delaware)  (100%)

Newark Holdings, Inc.  (Delaware)  (100%)
 Autotote Systems, Inc.  (Delaware)  (100%)
   Autotote International, Inc. (Delaware)  (100%)
   Autotote Canada, Inc. (Ontario)  (100%)
   Autotote Europe, Ltd.  (Ireland)  (100%)
   Autotote Worldwide, Ltd.  (Non-Resident Ireland)  (99%, 1% NHI)
         Autotote Worldwide Services, Ltd.  (Ireland)  (100%)
         Autotote International, Ltd.  (Ireland)  (100%)  (Inactive)

 Autotote Products, Inc.  (Delaware)  (100%)  (Inactive)
   HTP, Inc.  (Pennsylvania)  (100%)  (Inactive)

Autotote Enterprises, Inc.  (Connecticut)  (100%)

Autotote Keno Corporation  (Nebraska)  (100%)
 Big Red Keno Ltd.  (Nebraska)  (40%)
 Lincoln Big Red Keno Ltd.  (Nebraska)  (40%)
 Grefnas Big Red Keno Ltd.  (Nebraska)  (40%)

Autotote Lottery Corporation  (Delaware)  (100%)
 Autotote Lottery Canada, Inc.  (Quebec)  (100%)
 Autotote Israel Ltd.  (Israel)  (80%)

Autotote UK Limited  (UK)  (100%)
 The Enterprise Lottery Company Limited  (U.K.)  (22.6%)

ETAG Electronic Totalisator AG  (Switzerland)  (100%)
 TEK Tufelektronik GMBH  (Germany)  (100%)
   Datek Toto Dienstielstung GMBH  (Germany)  (50%)

 ETAG Electronic Totalisator GesMBH  (Austria)  (100%)

Tele Control Kommunikations und Computersysteme GesMBH  (Austria)  (100%)

Autotote Communication Services, Inc., formerly Autotote Simulcast Corporation (Delaware) (100%)

Marvin H. Sugarman Productions, Inc.  (New York)  (100%)
 SJC Video Corporation  (California)  (88.67%)

Racing Technology, Inc.  (New York)  (100%)

SOFINAX  (France)  (85%)
 SEPMO  (France)  (100%)
   REALM  (France)  (78%)  (22% held by SOFINAX directly)

 SASO  (France)  (100%)
 Microdyne Flocam  (France)  (54%)

Autotote Mexico Ltd.  (Delaware)  (100%)

Autotote Manufacturing Corporation  (Delaware)  (100%)